EXHIBIT 10.4

Management Entrustment Agreement

Management Entrustment Agreement

This Agreement is made and entered into on February 5, 2015 in Beijing,China, by and between the following parties:

Party A:Beijing Huashangjie Electronic Business Service Co., Ltd.

Business address: Floor No. 23, Building B, Caizhi International Mansion, No. 18, Zhongguancun East Road, Haidian District, Beijing, P.R.C.

Party B:HuashangWujie (Beijing) Internet Technology Co., Ltd.

Business address: Room 255, Building 2#, No. 15, Wanyuan Street, Beijing Economic-Technological Development Area, Beijing, P.R.C.

WHEREAS:

1. Party A is acorporation registered with Tongzhou office of BeijingAdministration for Industry & Commerce and validly existing in the territory of the PRC pursuant to the laws ofthe PRC with business license registration number:110105012505882.

2. Party B is a whollyforeign-owned enterprise which has been duly organized and registered with Beijing Administration for Industry & Commerce and validly existing under the laws of thePRC, with business license registration number: 110000450264334.

3. In order to let Party B have actual control of Party A, Party A intends to irrevocably entrust to Party B for its management the right of operation management of Party A and the responsibilities and authorities of the shareholders and the Executive Director of Party A.

4. Party B agrees to accept the entrustment of Party A, and to exercise the right of operation management of Party A and the responsibilities and authorities of the shareholders and the Executive Director of Party A.

5. Party A has obtained the approval of its shareholders to enter into this Agreement.

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Management Entrustment Agreement

NOW, THEREFORE, through friendly consultation, under the principle of equality and mutual benefits, in accordance with the relevant laws and regulations of the People’s Republic of China, the parties agree to enter into this Agreement and to be bound with the terms and conditions as follows:

Article 1  Management Entrustment

1.1 Entrusted Operation

Party A agrees to irrevocably entrust the right of operation management of Party A and the responsibilities and authorities of Party A’s shareholders and the Executive Director to Party B in accordance with the terms and conditions of this Agreement.  Party B agrees to exercise the aforesaid rights and responsibilities in accordance with the terms and conditions of this Agreement.All the shareholders of Party Aissued Power of Attorney (“Power of Attorney”)to Party Bby on the same dayas this Agreement.  Except that this Agreement terminates, the aforesaid entrustment shall be irrevocable.

1.2 Term of Entrusted Operation

1.2.1

This Agreement is executed on the date first above written and shall take effect as of such date (such day, the “Effective Date”), and subject to the termination provisions of Sections 1.2.2. and 1.2.3 below (collectively, the “Early Termination Provisions”), shall continue in effect until the thirtieth anniversary of the Effective Date (the “Initial Term”); provided, that if this Agreement has not been terminated prior to the end of the Initial Term or a Renewal Term (as the case may be) in accordance with the Early Termination Provisions, the term of this Agreement automatically and without any action of any party shall be extended for additional successive ten year periods thereafter (each a “Renewal Term”), unless not less than 30 days prior to the end of the Initial Term or any Renewal Term Party B notifies Party A in writing that this Agreement shall terminate at the end of the Initial

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Term or that Renewal Term, as the case may be.  In no event shall Party A have the right to unilaterally terminate this Agreement.  Anything to the contrary in the foregoing notwithstanding, upon the occurrence of the events set forth below this Agreement shall terminate on the date specified:

1.2.2

the day whenthe Agreement is terminated by Party B in its sole and absolute discretion by the delivery to Party A of a written notice of termination; or

1.2.3

the day when Party B completes the acquisition of all the assets or at least 51% of the equity interests of Party A.

1.3 Purpose of Entrusted Operation

Party Bshall fully manage the operation activities of Party A as its exclusivemanaging consultant and provide Party A with exclusive technical support for Party A.Party B shall perform the responsibilities and rights of Party A’s shareholders and the Executive Director. Party A shall pay its profit (if any) to Party B according to Article 1.5 of this Agreement and Party B shall be responsible to Party A’s loss (if any).  During the term of the entrusted operation, Party B, as the entrusted manager, shall provide full management to Party A’s operations.

1.4 Content of Entrusted Operation

As of the day when this Agreement comes into effect, Party B shall be in charge of all aspects of party A’s operations. The contents of the entrusted operation shall include but not limited tomajor decision right management, capital management, financial management,assets management, human resource management, daily operation management and technical support. For Party B’s operation decision for the operation management of Party A,Party A shall unconditionally provide necessary assistance.

1.4.1   Major Decision Right Management

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(1) Pursuant to Power of Attorney issued by the shareholders of Party A on the same dayas this Agreement (“Power of Attorney”), Party B shall have the right to participate inthe shareholder’s meeting of Party A, vote on the matters proposed at the meeting,suggest the holding of temporary shareholders’ meeting as the agent of theshareholders of Party A, and have other shareholders’ voting rights as stipulated inthe Articles of Association of Party A and the Companies Law of the PRC.Party B shall also have the right to make the following major decisions:

a) to decide the operation plan and investment scheme for Party A;

b) to discuss and approve the reports of the Executive Director and the supervisor;

c) to discuss  and approve the annual financial budget and settlement plan;

d) to discuss approve the profit distribution plan and the loss compensation plan;

e) within the authorization of the shareholder’s meeting, to decide suchmatters of Party A as investment, assets purchase or sale, assetsmortgage, external guarantee, assets management and related partytransaction;

f) to resolve on the increase or decrease of the registered capital;

g) to resolve on the issuance of the corporate bond;

h) to resolve on the matters including merger, division, change of corporate form, dissolution and liquidation of the company;

i) to amend the articles of association;

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j) to retain or replace the Certified Public Accounting (“CPA”) firm providingauditing service for Party A.

(2) Party B shall have the right to designate candidatesof theexecutive director and supervisorof Party A.

(3) Party B shall have the right to prepare the scheme to purchase or repurchase theshares of Party A, the scheme of reorganization and the scheme to gopublic for Party A; Party A should make sure that the shareholders of Party A shallagree such schemes and go through the necessary legal procedures to complete saidschemes.

1.4.2   Capital Management

Party B shall manage and control all funds of Party A. Party A shall open or appoint amanagement account for its funds (“Management Account”) and Party B shall beresponsible for and have the right in deciding the inward and outward remittance of itsfunds. The seals affixed to such account shall be that of the person appointed and confirmedby Party B. As of the day when this Agreement comes into effect, all cashes of Party A,including but not limited to revenues from sales, existing working capitals, collecting of receivables, and all payables and operatingexpenses, employees’ salaries and compensationsand assets acquisition, must be saved and transacted in this Management Account.

1.4.3   Financial Management

(1) Party B shall establish the financial and accounting system of Party A pursuant to theapplicable laws of the PRC.

(2) Party B shall submit annual budget and settlement scheme to the shareholders ofParty A.

(3) Party B shall on a quarterly basis file financial statements to the shareholders of PartyA, and prepare the annual financial statements of Party A within one hundred andtwenty (120) days after the end of each

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fiscal year, and provide them to theshareholders after they are audited by the CAP firm.

1.4.4   Assets Management

(1) Party A shall deliver the list of all its assets on December31, 2014(“Base Date”)to Party B, within 10 businessdays after the effective date of this Agreement and undertake it has no action adversely affecting such assets after the BaseDate and before the execution of this Agreement.  Party B has the right to use such assets for the necessary operation scope.

(2) Within the term of the entrusted operation, Party A shall not transfer the assets ofParty A or reduce their value, unless otherwise arising in the ordinary course ofbusiness of Party A and obtaining approval from Party B.

1.4.5   Human Resource Management (“HR Management”)

(1) Party B have the right to decide the setup of the internal governance structure of Party A;

(2) Party B shall have the right to decide all matters in relation to HR of Party A,including but not limited to the employment, removal, staffing and remuneration ofsenior officers.

(3) Within the term of the entrusted operation, Party B shall continue to perform thelabor contracts signed by Party A and its employees according to the PRC labor laws.

1.4.6   Daily Operation Managementand Technical Support

(1) Party B shall have the right to decide all daily production and sales arrangements ofParty A such as the business model, marketing tragedy and executionof operating contracts.

(2) Party B undertakes to make full use of its existing advanced methods of

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management and technologies, to broadensales channels, enhance the market share, reduce business cost and operating expenses.

1.5 Entrustment Fee

1.5.1

In consideration of the services to be provided by Party B, Party A shall pay to Party B eachquarter a management consulting fee equal to all after-tax profits, if any, of Party A for that quarter.

1.5.2

Such fees that Party A shall pay (or cause to be paid) to Party B are to be paid in the following manner: during the term of this Agreement: the Profits for each quarter shall be computed no later than 45 days after the end of each quarter, except that in the case of the final quarter of a fiscal year the period for calculating the Profits shall be 90 days.  Once such computation is completed, but in all events within 45 days of the end of each fiscal quarter (90 days in the case of the fourth quarter), 100% of all Profits for that quarter shall be paid to Party B.  If the Profits for any quarter are zero or negative, meaning that Party A had a loss for such quarter, Party A will not pay Party B a management consulting fee for that quarter, and any loss for a quarter shall be deducted from the management consulting fee for the following quarters; provided further, if at any time Party A shall request that Party B pay to it the amount of any loss that has not been offset against a Profit, Party B will do so within thirty days of such request.

1.5.3

Should Party A fail to pay all or any part of the fees due to Party B under this Agreementwithin the time stipulated, Party A shall pay to Party B interest on the amount overdue based at an adjustable rate equal to the three (3) month lending rate for RMB announced from time to time by the People’s Bank of China from the date due until the date paid in full.

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1.5.4

Following the end of each fiscal year of Party A, the parties shall conduct an  examination and verification of the management consulting fees paid by Party A based upon the Profits of Party A for each of the quarters during such fiscal year as confirmed by the audit report by the CPA firm retained by Party B and make appropriate adjustments within fifteen (15) business days following the issuance of such audit report, so that any overcharge will be refunded or any deficiency will be compensated for. Party Acovenants and warrants to Party B that it will provide all necessary materials and assistance to such CPA firm and cause the preparation and issuance to the parties of the foregoing audit report by such CPA firm within ninety (90) days following the end of each fiscal year of Party A.

1.6 Assumption of the Entrustment Risk

Party B shall assume all the operation risks in association with the management of Party A entrusted to it.  Party B shall be responsible for any loss incurred to Party A’s operation.  If Party A’s cash is not enough to pay its debt, Party B is liable to pay the debt; if the loss leads to Party A’s net asset less than the total contribution of Party A’s all shareholders (i.e. paid-in capital), Party B shall be liable to make up for the deficiency.

Article 2  Rights and Obligations of the Parties A

During the term of the entrusted operation, the rights and obligations of Party A shall include:

(1) After the execution of this Agreement, the management of Party A shall be handed over to Party B. Party Ashall, within 10business days after the effective date of this Agreement, deliver Party A’s business data, personal archives, business licenses, seals, financial records, legal title certificates and other relevant documentation to Party B or representative authorized by Party B, in order to guarantee Party B to execute its operation responsibilities.

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(2) During the term of the entrusted operation, without Party B’s consent, Party A and its shareholdersand theExecutive Director shall not make any decision on Party A’s operations, and they shall not intervene with Party B’s entrusted management activities in any form;

(3) During the term of the entrusted operation, Party A’s Executive Director shall have  the obligation to cooperate with Party B in accordance with Party B’s request to ensure the stability and consistency of the operation;

(4) To entrust the authorities of the shareholders and the Executive Director to Party B;

(5) To timely pay the entrustment fee to Party B;

(6) Without Party B’s consent, Party A shall not entrust any third party other than Party B in any form to manage Party A’s businesses;

(7) The Executive Director and shareholders of Party A shall issue necessary documents for the purpose of accomplishing the management by Party B;

(8) Party A shall do or cause to be done, all things necessary to preserve and keep in fullforce and effect its existence and its material rights, franchises and licenses;

(9) Party A shall actively assist Party B in transacting foreign merger formalitiesprovided that doing so is permitted by the laws of the PRC;

(10) Party A shall not unilaterally early terminate this Agreement for any reason.

(11) Other rights and obligations of Party A provided under this Agreement.

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Article 3  Negative Covenants

Party A covenants and agrees that, during the term of this Agreement, without the priorwritten consent of Party B:

(1) Party A will not issue, purchase or redeem any equity securities of Party A;

(2) Party A will not create, incur, assume or suffer to exist any liens upon or with respectto any property or assets of Party A whether now owned or hereafter acquired,provided that the provisions of this subsection shall not prevent the creation,incurrence, assumption or existence of:

a) liens for taxes not yet due, or liens for taxes being contested in good faithand by appropriate proceedings for which adequate reserves have been established; and

b) liens in respect of property or assets of Party A imposed by the laws of thePRC, which were incurred in the ordinary course of business, and (i) whichdo not in the aggregate materially detract from the value of such property orassets or materially impair the use thereof in the operation of the business ofParty A or (ii) which are being contested in good faith by appropriateproceedings, which proceedings have the effect of preventing the forfeitureor sale of the property of assets subject to any such lien.

(3) Party A will not liquidate ,dissolve or terminate its operations or enter into anytransactions of merger or consolidation, or convey, sell, lease or otherwise dispose of(or agree to do any of the foregoing at any future time) all or any part of its propertyor assets, or purchase or otherwise acquire (in one or a series of related transactions)any part of the property or assets (other than purchases or other acquisitions ofinventory, materials and equipment in the ordinary course of business) of any person,except that (i) Party A may make sales of inventory in the

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ordinary course of business;and (ii) Party A may, in the ordinary course of business, sell equipment which isuneconomic or obsolete;

(4) Party A will not declare or pay any dividends, or return any capital, to itsshareholders or authorize or make any other distribution, payment or delivery ofproperty or cash to its shareholders as such, or redeem, retire, purchase or otherwiseacquire, directly or indirectly, for a consideration, any shares of any class of itscapital stock now or hereafter outstanding (or any options or warrants issued by PartyA with respect to its capital stock), or set aside any funds for any of the foregoingpurposes;

(5) Party A will not contract, create, incur, assume or suffer to exist any indebtedness,except accrued expenses and current trade accounts payable incurred in the ordinarycourse of business, and obligations under trade letters of credit inclined by Party A inthe ordinary course of business, which are to be repaid in full not longer than oneyear after the date on which such indebtedness is originally incurred to finance thepurchase of goods by Party A;

(6) Party A will not lend money or credit or make advances to any person, or purchase oracquire any stock, obligations or securities of, or any other interest in, or make anycapital contribution to, any other person, except that Party A may acquire and holdreceivables owing to it, if created or acquired in the ordinary course of business andpayable or dischargeable in accordance with customary trade terms;

(7) Party A will not enter into any transactions or series of related transactions, whetheror not in the ordinary course of business, with any affiliates of Party A, other than onterms and conditions substantially as favorable to Party A as would be obtainable byParty A at the time in a comparable arm’s-length transaction with a person other thanan affiliate and with the prior written consent of Party B;

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(8) Party A will not make any expenditures for fixed or capital assets (including, withoutlimitation, expenditures for maintenance and repairs which should be capitalized inaccordance with generally accepted accounting principles in the PRC or in the UnitedStates) in excess of US $1,000,000, without the prior written consent of Party B; and

(9) Party A will not: (i) make any voluntary or optional payment or prepayment on orredemption or acquisition for value of (including, without limitation, by way ofdepositing with the trustee with respect thereto money or securities before due for thepurpose of paying when due) any existing indebtedness; (ii) amend or modify, orpermit the amendment or modification of, any provision of any existing indebtednessor of any agreement (including, without limitation, any purchase agreement,indenture, loan agreement or security agreement) relating to any of the foregoing; or(iii) amend, modify or change its Article of Association or Business License, or anyagreement entered into by it, with respect to its shares, or enter into any newagreement with respect to its shares.

Article 4  Rights and Obligations of the Parties B

During the term of the entrusted operation, the rights and obligations of Party B shall include:

(1) Party B shall enjoy independent and comprehensive management right over Party A’s operations;

(2) Party B shall have the right to adjust the organizational structure and the personnel placement of Party A based on the needs of the management;

(3) Party B shall have the right to dispose of all the assets of Party A, and PartyB can dispose of any of the aforesaid assets without any prior consent of Party A;

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(4) Party B shall be entitled to entrustment fees in accordance with this Agreement.

(5) Party B shall carry out all the responsibilities and rights entrusted to it under this Agreement in good faith, and shall pay reasonable attention to the entrusted matters and notify Party A timely of relevant matters;

(6) Party B shall act in good faith and consult with Party A in regards to the handling of matters  covered by this Agreement;

(7) Other obligations shall be performed by Party B under this Agreement.

Article 5  Warranties and Representations

5.1 Party A has stated to Party B and Party B has knowledge of the following circumstances:

(1) Party A provides platform service of classified online information, which establishes four levels of websites (provincial, city, county/district and community/street level) through setting up second-level domain (SLD) under the top-level domain (TLD), and selling the above levels of websites (except the provincial level websites) for the purpose of the network operators to publish information. Websites of the same level exclude each other in terms of the areas where they publish online information. The area of the higher level website has no exclusion against the lower level one, which means that Party A still has the right to sell the lower level website in certain area covered by ahigher level websiteeven if Party A has sold this higher level website. While the lower website can exclude the higher level website’s publishing information in its area. The clients in the area of the lower level website shall get permission from the network operator of the higher level website to publish information on thishigher website.

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(2) On the execution date of this Agreement, Party A provides platform service of classified online information in accordance with the PRC laws and regulations: (i) record-filing of its Internet IP addresses in the Ministry of Industry and Information Technology of P.R.C.; (ii) holding Internet Content Provider (ICP) License for the information service under the second-category value-added telecommunications, in accordance with which party A is qualified to provide internet information services (including electronic bulletin service), but not including suchinformation as news, publication, education, medical care, medicines and medical equipment; (iii) record-filing of the business-related website in the administrative department for industry and commerce. Party A warrants maintaining the validity of the above license or recording-filings.

(3) The website operators, in accordance with theagreements entered into between Party A and these operators, have the right to use the service platform for a lifetime, which can also be inherited or transferred to any third party, when paying the price for the above service at full or by installments in five consecutive years; it shall be noted that, notwithstanding provided in such agreements, Party A has not got any profit from the advertising revenue and other income of the above websites in practice. Therefore, Party A shall undertake the obligation of maintaining the sustainability and normal operation of such service platform for website operators.

(4) In addition to the platform service of classified online information hereof, Party A is simultaneously doing the business of setting up and operating convenience stores by utilization of resources of the service platform of classified online information, with commodity and service sold in O2O mode from these stores. Party A warrants providing assistance to Party B during the period of trusted operation, which includes getting license or finishing proceedings of filing record, if any, by coordinating with relating government departments in accordance

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with PRC laws and regulations before Party B begins developing such business.

5.2 Each party shall warrant and represent to the other party, on the execution day of this Agreement, that:

(1) Each party shall have the right to enter into this Agreement, and the ability to perform this Agreement;

(2) In order to execute and perform this Agreement, each party has gone through the necessary internal decision-making procedures and obtained the approval;

(3) Each party has duly authorized its representative to execute this Agreement;

(4) Each party shall not have any reason of its own that will encumber the effectiveness of this Agreement from the effective date and become binding on such party;

(5) The execution of this Agreement and the performance of the obligations hereunder will NOT:

a) violate the business license, articles of association or any other similar documents of that party;

b) violate the laws and regulations of China or the government authorization or permit;

c) violate any other contracts or agreements to which that party is a party (or is bound), or lead to that party’s breach of contract under such contracts or agreements.

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Article 6  Effect of the Agreement

This Agreement shall be valid upon the subscription of both parties’ legal representatives or duly authorized representatives and the affixture of both parties’ corporate seals.

Article 7  Liability of Beach of the Agreement

After the effectiveness of this Agreement, apart from the situation described in Article 8 of this Agreement, either party’s violation of any provisions under this Agreement shall constitute a breach of this Agreement and thus be liable to compensate the non-breaching party for any damages that may arise thereof.

Article 8  Force Majeure

Either party’s failure to perform the obligations or part of the obligations of this Agreement due to a force majeure event shall not be deemed as a breach of the agreement; however, the non-performing party shall timely provide effective evidence of the force majeure event to the other party, and the parties shall discuss a settlement plan through consultation.

Article 9   The Governing Law

The execution, effectiveness, interpretation, performance and dispute resolution of this Agreement shall be governed by the laws and regulations of China.

Article 10  Dispute Resolution

Any dispute arising under this Agreement shall be first settled by the parties through friendly consultation.   If the negotiation fails within 45 days,either party  is entitled to submit the dispute to the China international Economic and Trade Arbitration Commission (“CIETAC”) in Beijing for arbitration which shall be conducted in accordance with the Commission's arbitration rules in effect at the time of applying for arbitration.The arbitral award is final and binding upon both parties.

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Article 11  Confidentiality

11.1  The parties agree and shall cause their relevant personnel to keep strict confidence of all the terms and conditions of this Agreement and all the matters of the entrusted operation that have access to. They shall not disclose the aforesaid information to any third party unless it is required by the explicit provision of law, or the instruction of judicial or governmental agencies or with consent of the other party, otherwise, the disclosing party shall bear the relevant legal consequences.

11.2  The confidentiality obligation of the parties shall survive the termination ofthis Agreement.

Article 12  Severability of the Clauses

12.1  If any clause of this Agreement is invalidated or non-enforceable due to the provisions of laws or regulations, this clause is invalid while all other clauses shall remain in full force and effect and binding upon both parties.

12.2  In the event the aforesaid situation occurs, the parties shall, through friendly consultation, agree upon supplemental clause to replace the invalid clause at their earliest possible time.

Article 13  Non-waiver of Rights

13.1  If one party fails or delays to exercise a certain right provided under this Agreement, such failure or delay shall not constitute the waiver of such right by that party.

13.2  If one party fails to require the other party to perform a certain obligation provided under this Agreement, such failure shall not constitute the waiver by that party of the right to require the other party to perform at a later time.

13.3  If one party violates any clause of this Agreement and obtains a waiver of liability from the non-violating party, such waiver shall not constitute the

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waiver of liability by the non-violation party over the violations by the other party at a later time or of other clauses of this Agreement.

Article 14  No Transfer

Unless otherwise provided in this Agreement, without the prior written consent of the other party, one party shall not transfer or entrust this Agreement or any right or obligation under this Agreement to a third party, nor shall one party provide any guarantee to a third party or do other similar things.

Article 15  Miscellaneous

15.1  Any supplemental agreements entered into by the parties after the effective date of this Agreement shall be an effective part of this Agreement and have the same legal effect as this Agreement.  If there is any discrepancy between the supplemental agreement and this Agreement, the supplemental agreement shall prevail.

15.2  This Agreement is written both in Chinese and English; in case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

15.3  This Agreement shall be executed in four counterparts; each party holds one and the rest are used for the transaction of related formalities.  Each of the copies shall be deemed as the original one and has the same effect.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement specified on the first page of this Agreement.

Party A: Beijing Huashangjie Electronic Business Service Co., Ltd. (seal)

Legal Representative (signature): /s/ Yahong Zhao

Party B: HuashangWujie (Beijing) Internet Technology Co., Ltd.(seal)

Legal Representative (signature): /s/ Yahong Zhao

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Statement

Date: February 5 , 2015

I agree that Beijing Huashangjie Electronic Business Service Co., Ltd. signs the Management Entrustment Agreement with HuashangWujie (Beijing) Internet Technology Co., Ltd., which irrevocably entrusts HuashangWujie (Beijing) Internet Technology Co., Ltd.for its management the right of operation management of Beijing Huashangjie Electronic Business Service Co., Ltd. and the right from me according to the laws and the Articles of Association of Beijing Huashangjie Electronic Business Service Co., Ltd.

Stated by :

Yong Xu (ID No.110221196803042219): /s/ Yong Xu

Yahong Zhao (ID No. 130404196503310021): /s/ Yahong Zhao

Yinghua Zhang (ID No.131082197509220775): /s/ Yinghua Zhang

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